Exhibit 10.01
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), is made and entered into as of May 15, 2009 (the “Effective Date”) by and between Midwest Banc Holdings, Inc. (the “Company”), and Jay Fritz (the “Employee,” and together with the Company, the “Parties”).
     WHEREAS, the Employee currently is serving as the President and Chief Executive Officer of the Company, pursuant to that certain employment agreement, amended and restated as of February 8, 2006, and amended as of March 12, 2008 (the “Prior Agreement”);
     WHEREAS, the Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company; and
     WHEREAS, the Parties desire to enter into a new employment agreement which shall fully supersede in its entirety the Prior Agreement.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the Parties hereto as follows:
Terms and Conditions
     1. Employment Term. The term of this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Term”). This Agreement is subject to earlier termination as provided herein.
     2. Duties and Responsibilities. The Company agrees to continue to employ the Employee as Senior Executive Vice President of the Company focusing on executive management transition, new business development and client retention, and the Employee agrees to serve in such role and to perform the services and functions relating to such position or otherwise reasonably incident to such position. The Parties agree and acknowledge that this position shall be a non-officer and non-policy making function for the Company. The Employee shall be subject to the direction and supervision of the Chief Executive Officer of the Company. Unless otherwise agreed to by the Parties, the Employee shall provide the foregoing services from the Company’s location in Inverness, Illinois. Notwithstanding the foregoing, during the Term, the Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Chief Executive Officer of the Company, inhibit, prohibit, interfere with or conflict with the Employee’s duties under this Agreement. The Employee shall resign from any and all officer or fiduciary positions and titles with the Company and any of its affiliates as of the Effective Date and shall resign as a member of the board of directors of the Company (the “Board”) and the board of directors of any of its affiliates, effective May 15, 2009.

     3. Compensation. As compensation for his services under the terms of this Agreement, the Employee shall receive from the Company an annual base salary of $331,500 per year, payable in equal semi-monthly installments (the “Base Salary”), subject to the Company’s normanl payroll practices. The Employee may also receive an annual incentive bonus and shall be eligible to participate in the Company’s equity incentive plan, both in the sole and absolute discretion of the Board.
     4. Fringe Benefits. The Company shall furnish to the Employee such benefit programs which are currently furnished to executives of the Company, including life insurance, health and medical insurance and retirement and savings plans and other perquisites and programs, as such plans, perquisites and programs may be amended from time to time. The Company shall provide Company-paid health insurance coverage, to be no less comprehensive than the health insurance coverage provided to all other employees, for the Employee and his spouse until such time as the Employee and his spouse reach age sixty-five (65) or such later date as necessary for Medicare eligibility. The Company will pay for or reimburse the Employee for reasonable dues and membership expenses in the Inverness Country Club. The Company will provide the Employee with an automobile and related expenses pursuant to the Company’s automobile policy applicable to senior management.
     5. Supplemental Retirement Plan. As of the Effective Date, by execution of this Agreement, the term “Benefit Percentage” as defined and used under the Supplemental Executive Retirement Agreement (the “SERP”) shall be increased from thirty percent (30%) to thirty-five percent (35%), without the need for a separate amendment of the SERP. The Executive agrees that, for purposes of this Agreement and the SERP, that a sale by the Company of equity or instruments convertible into equity during the twelve (12) month period following the Effective Date shall not constitute a Change-in-Control.
     6. Business Expenses. The Employee shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other employees of the Company, for reasonable out-of-pocket expenses which are consistent with the Company’s expense reimbursement policy and actually incurred by the Employee in the promotion of the Company’s business. Such reimbursement payments will be made in accordance with the Company’s expense reimbursement policy, but in no event later than two and one-half (2 1/2) months following the end of the year in which the corresponding expenses are incurred.
     7. Termination of Employment.
          (a) Termination by Company other than for Cause. In the event that the Employee’s employment is terminated by the Company during the Term, unless such termination by the Company is for Cause (as defined herein), the Employee shall continue receive the compensation and benefits as provided in Sections 3 and 4 of the Agreement for the balance of the Term, without regard to Employee’s continued service. The schedule for the time of the salary payments will be the same schedule as the time for receiving salary payments during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Company without compliance with Section 409A of the

Internal Revenue Code (the “Code”). All other rights and benefits that the Employee may have under any benefit plans or programs of the Company shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Company.
          (b) For Cause. Nothing herein shall prevent the Company from terminating the Employee for Cause, in which event the Company shall have no obligation to make any payment to the Employee under this Agreement other than an amount equal to his Base Salary on a prorated basis to the date of termination. All other rights and benefits that the Employee may have under any benefit plans or programs of the Company shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Company. For purposes of this Agreement, “Cause” means, based upon the good faith determination of the Board, one of the following to occur: (i) the Employee’s conviction of, or the pleading of nolo contendre to, a crime of embezzlement, fraud or a felony under the laws of the United States or any state thereof; (ii) the Employee’s breach of a fiduciary responsibility to the Company; (iii) a material violation by the Employee of any applicable material law or regulation respecting the business of the Company; (iv) an act of dishonesty by the Employee which is materially and demonstrably injurious to the Company, or (v) a violation or breach of Sections 8 or 8(a) of this Agreement which is injurious to the Company. The Employee shall be entitled to at least thirty (30) days’ prior written notice of the Company’s intention to terminate the Employee’s employment for Cause specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to such termination.
          (c) Disability. In the event the Employee suffers from a “Disability” (as hereinafter defined), the Employee’s employment with Company shall terminate on the date on which the Disability occurs, but the Employee shall continue to receive the Base Salary for a period of ninety (90) days from the date of termination and Company-paid health insurance coverage as described in Section 4 above for the Employee and his spouse (if the Employee is married on the date of termination) until the Employee and his spouse reach age sixty-five (65) or such later age as necessary for Medicare eligibility. The schedule for the time of the salary payments and the in-kind health insurance coverage will be the same schedule as the time for receiving salary payments and the in-kind health insurance coverage during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Company without compliance with Section 409A of the Code. In no event may the Company substitute cash or cash equivalents for the Company-paid health insurance coverage. All other rights and benefits that the Employee may have under any benefit plans or programs of the Company shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Company. For purposes of this Agreement, “Disability” shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Company described in Section 2 of this Agreement for a period that lasts, or can reasonably be expected to last, more than 180 days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Company by the appropriate correspondence from registered physicians reasonably satisfactory to the Company, and the Employee agrees to submit to an examination by the Company’s physicians for the purpose of making such determination.
          (d) Death. In the event of the death of the Employee, the Employee’s employment with Company shall terminate on the date of death. The estate or named beneficiary of the Employee shall continue to receive the Base Salary for a period of ninety (90) days from the date of termination. If the Employee is married at the date of termination, the Employee’s spouse shall receive Company-paid health insurance coverage to be determined by the Company until the spouse remarries or reaches age sixty-five (65) or such later age as necessary for Medicare eligibility. The schedule for the time of the salary payments and the in-kind health insurance coverage will be the same schedule as the time for receiving salary payments and the in-kind health insurance coverage during the period of the Employee’s employment. Similarly, the form of the payment shall be the same form as the Employee was receiving during the period of the Employee’s employment. The schedule for the time and form of payment are fixed as provided herein and may not be modified by the Employee or the Company without compliance with Section 409A of the Code. In no event may the Company substitute cash or cash equivalents for the Company-paid health insurance coverage. All other rights and benefits that the Employee (or his estate or named beneficiary) may have under any benefit plans or programs of the Company shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Company on the date of death.
          (e) Termination by Employee. In the event that the Employee resigns from or otherwise terminates his employment prior to the end of the Term, the Company shall have no obligation to make any payment to the Employee under this Agreement other than an amount equal to his Base Salary on a prorated basis to the date of termination of employment. All other rights and benefits that the Employee may have under any benefit plans or programs of the Company shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Company.
     8. Non-Competition; Non-Solicitation.
          (a) General. The Employee covenants that during the period commencing on the Effective Date and ending on the one-year anniversary of the last day on which the Employee receives a timely payment of Base Salary (as provided in Section 3 or Section 7) (the “Restriction Period”), regardless of employment status, or the termination thereof for any reason, he shall not: (i) directly or indirectly participate or engage in management or operational aspects of, or acquire a financial interest in, any bank or financial institution within fifty (50) miles of any then-existing facility of the Company; (ii) directly or indirectly, on behalf of any business other than the Company, engage or assist in offering employment to or encourage the departure of an employee of the Company; or (iii) directly or indirectly solicit or assist in the solicitation of any customer of the Company for the purpose of providing banking or financial services from any business other than Company or (iv) disparage the Company publicly or to any person or entity with which the Company has a present or prospective business relationship. The foregoing restrictions set forth in subsections (i) and (iii) above shall be limited to “commercial banking” and shall not preclude Employee’s activities or investments in, among other things, the commercial insurance industry. The time period for the covenants contained herein shall not begin or continue to run for any period during which the Employee is in breach of any of the covenants set forth herein.
          (b) Effectiveness of Restrictions. Notwithstanding the foregoing provisions of this Section 8, in the event that the Company does not provide the benefits or payments as set forth by this Agreement or the SERP, as and when required herein and therein, whether due to the limitations of Section 21 or otherwise (but not due to the limitations of Section 24), the foregoing non-competition and non-solicitation restrictions shall have no force or effect for any period following Employees’ termination of employment, for any reason. If such payments are suspended solely due to the application of Section 21, the period of inapplicability shall correspond to the period during which payments are not being made; provided, however, that in no event will this provision cause the restrictive covenants to apply to any period beyond the original Restriction Period.
     9. Confidential information. The Employee further covenants that during his employment and thereafter, the Employee shall not use or disclose (except in the performance of his duties hereunder) any trade secrets or other confidential information of the Company, except to the extent required by order of a court or governmental agency to the extent that such disclosure is made under seal or with sufficient notice to the Company so as to allow the Company to seek a protective order. Notwithstanding anything in this Agreement to the contrary, if the Employee violates any of the provisions of this Section 8(a) or the preceding Section 8, in addition to all appropriate legal and equitable remedies, the Company shall have no further payment obligations under this Agreement.
     10. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or mailed by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):
          (a) If to the Company, addressed to it at:
Midwest Banc Holdings, Inc.
Chairman of the Compensation Committee
501 W. North Avenue
Melrose Park, IL 60160
with a copy to
Midwest Banc Holdings, Inc.
Chief Executive Officer
501 W. North Avenue
Melrose Park, IL 60160

          (b) If to the Employee, addressed to his attorney at:
Donald L. Norman, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg, LLC
200 W. Madison Street, Suite 3900
Chicago, IL 60606
     11. Controlling Provisions. The Parties agree and acknowledge that the restrictive covenants contained in Section 8 shall control in the event of similar or conflicting non-competition or non-solicitations provisions contained in any other agreement, plan, program or arrangement (including the SERP), otherwise applicable to Employee.
     12. Survival of Provisions. The provisions of Sections 8 or 9 of this Agreement shall survive the termination of the Employee’s employment with the Company and the expiration or termination of this Agreement.
     13. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     14. Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the Employee and the Company relating to the matters contained herein and supercedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof unless otherwise expressly provided herein; provided, however, that this Agreement does not supersede or terminate the SERP, except as expressly provided herein. This Agreement may be amended, modified or supplemented, but only in writing signed by each of the parties hereto. Any terms of this Agreement may be waived only with the written consent of the party sought to be bound, and the waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.
     15. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     16. Assignments. The Company may assign this Agreement to any affiliate of the Company or any person or entity succeeding to all or substantially all of the business interests of the Company by merger or otherwise. The rights and obligations of the Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise expressly contemplated in this Agreement.
     17. Effect of Agreement. Subject to the provisions of Section 16 of the Agreement with respect to assignments, this Agreement shall be binding upon the Employee and his heirs,

executors, administrators, legal representatives and assigns and upon the Company and its respective successors and assigns, except as otherwise expressly contemplated in this Agreement.
     18. Injunctive Relief. The Employee understands and agrees that monetary damages may not be an adequate remedy for the breach of this Agreement, including but not limited to the covenants in Sections 8 or 9, and that the Company has the right to seek equitable relief including injunction and specific performance and any other appropriate equitable or legal relief for the enforcement of his obligations hereunder.
     19. Exercise of Rights and Remedies. The rights and remedies in this Agreement shall not be exclusive, but are intended to be cumulative with all other rights and remedies of the Company, whether under this Agreement, any other agreement, law or otherwise. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later.
     20. Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all which together shall constitute but one and the same instrument.
     21. Regulatory Restrictions.
          (a) Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the rules and regulations promulgated thereunder and as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009 and the rules and regulations to be promulgated thereunder (the “ARRA”) impose certain prohibitions on payment of executive compensation by a financial institution during periods in which it participates in the Troubled Asset Relief Program or the Capital Purchase Program, each as promulgated under the EESA as revised under ARRA (collectively, the “EESA Programs”). Because of the Company participation in the EESA Programs, the Parties agree to amend this Agreement if, and as may be, required by the regulatory guidance issued pursuant to the EESA and the ARRA. In this regard, the Agreement, as amended, shall impose the minimum level of limitations on payments under this Agreement as are required to permit the Company to comply with the limitations on executive compensation under the EESA Programs.
          (b) If any amounts or benefits due or payable pursuant to this Agreement are not payable during the period the Company participates in the EESA Programs, as provided in subsection (a), the Company’s obligations hereunder, absent such restrictions, shall continue, and all payments and benefits which would otherwise have been paid or provided shall be immediately paid and provided as soon as legally permissible; provided, however, the Company shall not be obligated to make such payments or provide such benefits if it is prohibited from doing so by EESA or ARRA or the rules and regulations issued, or to be issued, thereunder.
          (c) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the foregoing provisions of this Section 21 are not intended to, and shall not,

constitute an expansion of the waiver executed by the Employee with respect to the Company’s original participation in the EESA Programs. Accordingly, if the limitations set forth herein are in excess of those which have been previously waived by Employee, the Employee shall not be deemed to have waived a claim of right to such payment or obligations, if the Company is otherwise limited under the EESA Programs from paying or providing such benefits.
     22. Indemnification. In the event that legal action is instituted against the Employee during or after the Term by a third party (or parties) based on the performance or nonperformance by Employee of his duties as an employee, officer or director of the Company or any of its affiliates or a fiduciary of any benefit plan maintained by the Company or any of its affiliates during his employment with the Company, the Company, its successors and predecessors or their affiliates (collectively, the “Indemnifying Party”), the Indemnifying Party will assume the defense of such action by its attorney or attorneys selected by the Indemnifying Party and will advance the costs and expenses thereof (including reasonable attorneys’ fees) and will indemnify the Employee against any judgment or amounts paid in settlement of said actions in accordance with its charter, by-laws, insurance and applicable law, without prejudice to or waiver by the Indemnifying Party of its rights and remedies against Employee. In the event that there is a settlement or final judgment entered against Employee in any such litigation, and the Indemnifying Party’s board of directors determines that Employee should, in accordance with the Indemnifying Party’s charter, by-laws, insurance and applicable law, reimburse the Indemnifying Party, Employee shall be liable to the Indemnifying Party for all such costs, expenses, damages and other amounts paid or incurred by the Indemnifying Party in the defense, settlement or other resolution of any such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by Employee within thirty (30) days after rendition of the final judgment. The Indemnifying Party shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by the Indemnifying Party to Employee hereunder or otherwise. The parties shall cooperate in the defense of any asserted claim, demand or liability against Employee or the Indemnifying Party or its subsidiaries or affiliates. The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired. The rights to indemnification under this Section 22 shall be in addition to any rights which Employee may now or hereafter have under the charter or By-Laws of the Indemnifying Party or any of its affiliates, under any insurance contract maintained by the Indemnifying Party or any of its affiliates or any agreement between Employee and the Indemnifying Party or any of its affiliates.
     23. Legal Fees. The Company shall pay reasonable legal fees for the drafting and negotiating of this Agreement directly to the law firm of Barack Ferrazzano Kirschbaum & Nagelberg, LLP (the “Firm”), with such payment to be made within fifteen (15) calendar days following the Effective Date. The payment of such fees shall be reflected on an IRS Form 1099 designating the Firm as the payee and the Company as the payor.
     24. Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a Specified Employee (as defined herein), the provisions of this Section 24 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Employee due to a termination of employment are limited because the Employee is a Specified Employee, then such distributions shall not be made during the first six (6) months following termination of employment. Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated (without the adjustment for the time value of money) and paid to the Employee in a lump sum on the first day of the seventh month following termination of employment. All subsequent distributions shall be paid in the manner specified. The term “Specified Employee” means an employee who, as of the date of the employee’s termination of employment, is a key employee of the Company. Notwithstanding the foregoing, an employee is a Specified Employee only if the stock of the Company or any entity with whom the Company would be considered a single Company under Section 414(b) or Section 414(c) of the Code is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). For purposes of identifying a Specified Employee, the definition of compensation under Treasury Regulation Section 1.415(c)-2(a) is used, applied as if the Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the special rules provided in Treasury Regulation Section 1.415(c)-2(g). If the Employee is a key employee during an identification period, the Employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.
(Signature page to follow)

     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the Effective Date.

Midwest Banc Holdings, Inc.

By:

Jay Fritz
Its:

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